Exhibit 23.14

Margin – Marine Geoscience Innovation

21 Kalang Circuit

Coffs Harbour NSW 2450

Australia

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Margin – Marine Geoscience Innovation (“MMGI”), in connection with the Automatic Shelf Registration Statement on Form S-3 to be filed on or about the date hereof (including any amendments or supplements thereto, the “Registration Statement”), of TMC the metals company Inc. (the “Company”), consents to:

•	the incorporation by reference of the technical report summary titled “Initial Assessment of TOML and NORI Properties, Clarion-Clipperton Zone” with an effective date of August 4, 2025 (the “Technical Report Summary”), prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”), into the Registration Statement;

•	the use of, and references to, our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in the Technical Report Summary and the Registration Statement; and

•	the use of the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is incorporated by reference into the Registration Statement.

MMGI is responsible for authoring, and this consent pertains to, Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.11.1, 7.6.2, 7.6.3, 7.6.4 and 7.6.5 of the Technical Report Summary.

Dated this March 31, 2026

/s/ Dr. Ian Stevenson
Dr. Ian Stevenson
Geoscience Consultant
Signature of Authorized Person for
Margin – Marine Geoscience Innovation, a Qualified Third-Party Firm